                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107806
                                                  Registration No. 333-107806-01
                                  Zero Coupon Senior Exchangeable Notes Due 2023
                                                           CUSIP No. 629568 AJ 5



                             NABORS INDUSTRIES, INC.
                             NABORS INDUSTRIES LTD.

              PROSPECTUS SUPPLEMENT NO. 1 DATED SEPTEMBER 23, 2003
                       TO PROSPECTUS DATED AUGUST 21, 2003

         The selling securityholders table on pages 43-45 of the prospectus, is amended by this supplement no. 1 to add the following entities as selling securityholders:

                                                                         PRINCIPAL AMOUNT
                                                                       AT MATURITY OF NOTES              PERCENTAGE OF
SELLING SECURITYHOLDER                                            BENEFICIALLY OWNED AND OFFERED       OUTSTANDING NOTES
----------------------                                            ------------------------------       -----------------
Barclays Global Investors Diversified Alpha Plus Funds c/o
     Forest Investment Management L.L.C.(1) (2)                           $      556,000                          *
Bear, Stearns & Co. Inc.(1) (3)                                           $   11,250,000                      1.61%
Credit Suisse First Boston L.L.C.(3)                                      $    5,000,000                          *
Forest Fulcrum Fund L.P.(1) (2)                                           $    1,890,000                          *
Forest Global Convertible Fund, Ltd., Class A-5(1) (2)                    $    6,225,000                          *
Forest Multi-Strategy Master Fund SPC, on behalf of its
     Multi-Strategy Segregated Portfolio(1) (2)                           $    1,529,000                          *
LLT Limited(2)                                                            $      510,000                          *
Lyxor/Forest Fund Limited c/o Forest Investment
     Management L.L.C.(1) (2)                                             $    3,043,000                          *
McMahan Securities Co. L.P.(3)                                            $    1,500,000                          *
Relay 11 Holdings Co. c/o Forest Investment
     Management L.L.C.(1) (2)                                             $      371,000                          *
Sphinx Convertible Arbitrage SPC c/o Forest Investment
     Management L.L.C.(1) (2)                                             $      201,000                          *
UBS AG Cvt. Prop.(4)                                                      $    5,000,000                          *
UBS Securities L.L.C.(3)                                                  $    4,400,000                          *
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment
     Management L.L.C.(1) (5)                                             $      294,000                          *
Waterstone Market Neutral Fund, L.P.(6)                                   $      304,000                          *
Waterstone Market Neutral Offshore Fund, Ltd.(6)                          $    1,196,000                          *
White River Securities L.L.C.(1) (7)                                      $   11,250,000                      1.61%
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment
     Management L.L.C. (1) (2)                                            $      263,000                          *
XAVEX - Convertible Arbitrage 7 Fund(1) (3)                               $    1,782,000                          *
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest
     Investment Management L.L.C.(1) (2)                                  $      865,000                          *

------------
*        Less than 1%.

(1) Includes amounts previously set forth in the selling securityholders table included in the prospectus dated August 21, 2003.

(2) The securityholder has informed us that Michael A. Boyd has voting or investment power over the respective notes.

(3) The securityholder has informed us that there is no natural person with voting or investment power over the respective notes.

(4) The securityholder has informed us that Richard Simpson has voting or investment power over the respective notes.

(5) The securityholder has informed us that Terri Engelman Rhoads has voting or investment power over the respective notes.

(6) The securityholder has informed us that Shawn Bergerson, CEO of Waterstone Captial Management, L.P. has voting or investment power over the respective notes.

(7) The securityholder has informed us that David Liebowitz and Yan Erlikh have voting or investment power over the respective notes.